EXHIBIT 99.1

PRESS RELEASE

For further information contact:       FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314

Bar Harbor Bankshares Increases Quarterly Cash Dividend

Bar Harbor, Maine (January 18, 2011) – Bar Harbor Bankshares (NYSE Amex: BHB), today announced that its Board of Directors declared a quarterly cash dividend of 27.0 cents per share of common stock, representing an increase of 0.5 cents, or 1.9% compared with the prior quarter, and an increase of 1.0 cents or 3.8% compared with the first quarter of 2010. The quarterly cash dividend is payable to all shareholders of record as of the close of business February 16, 2011 and will be paid on March 15, 2011.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

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